EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Daniel Francisco
Micron Technology, Inc.
(208) 368-5584 (office)
(208) 863-6261 (mobile)
dfrancisco@micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES COMPANY REORGANIZATION

Changes Reflect Focus on Furthering Success of Product Diversification Efforts

BOISE, Idaho, Feb. 9, 2006 — Micron Technology, Inc., (NYSE: MU) today announced a company reorganization focused on furthering the success of its product diversification efforts. Among other executive changes, Micron announced the appointment of Mark Durcan, the company’s current chief technical officer (CTO) and vice president of research and development, to the position of chief operating officer (COO). In addition to his responsibilities for research and development activities, Durcan will be responsible for the company’s global operations. Durcan, 44, joined Micron in 1984 and was named CTO in 1996.

Micron also announced that it is merging its mobile and systems memory business units into one memory group poised to deliver a variety of NAND flash, DRAM and specialty memory solutions to its customers. Brian Shirley has been appointed vice president of memory responsible for the combined groups. Shirley, 36, previously held the role of DRAM design manager for the company.

“Micron’s products, customers and the solutions we enable have evolved to a point where changing parts of our organization will continue to increase our presence and competitiveness in the global marketplace ,” said Steve Appleton, Micron Chairman, President and CEO.

Within the new combined memory group, Jan du Preez, formerly vice president of Micron’s mobile memory group, will now serve as the vice president of memory marketing. Micron has also appointed John Schreck to the role of vice president of DRAM development and Frankie Roohparvar to the role of vice president of NAND development. Schreck, 46, previously served as design manager for Micron’s mobile memory group. Roohparvar, 43, previously held the role of senior director of flash memory design.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit  www.micron.com.

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